Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. Reports Financial Results for the

First Quarter of 2010

Syracuse, New York — (Businesswire) – May 11, 2010 — Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today announced financial results for the first quarter ended April 4, 2010.

Highlights for the first quarter of 2010 versus the first quarter of 2009 include:

•

Net income of $2.3 million, or $0.11 per diluted share, compared to net income of $5.0 million, or $0.23 per diluted share. Both years included additions to existing impairment or closed restaurant reserves of $0.3 million, or $0.01 per diluted share;

•	Total revenues of $195.1 million compared to $201.3 million, with a 0.6% increase in revenues for the Company’s Hispanic Brands; and

•	Comparable restaurant sales increased 3.7% at Pollo Tropical®, decreased 2.0% at Taco Cabana® and decreased 6.4% at Burger King®;

As of April 4, 2010, the Company owned and operated 558 restaurants, including 311 Burger King, 91 Pollo Tropical and 156 Taco Cabana restaurants.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “We are encouraged by the top-line performance of Pollo Tropical and Taco Cabana during the quarter, with both generating sequential quarterly improvements in comparable restaurant sales and positive guest traffic. Customers at our Hispanic Brand restaurants are responding favorably to our new menu items, our product line extensions and our promotions. In addition to elevating our product offerings, we are also enhancing restaurant service models and facilities, as we strive to further differentiate these quick-casual brands from conventional quick-service restaurants. We will continue to roll-out these changes and expect they will have a positive impact on our business over the longer-term.”

Vituli continued, “Our Burger King restaurants continue to be challenged by a number of factors including competitive activity. To add to this, we experienced severe weather in early 2010, while also facing a tough 5.1% comparable sales comparison from the prior year. Lower comparable restaurant sales this year, combined with very aggressive price-driven promotional activities and rising beef costs, resulted in substantial margin erosion. The $1 double cheeseburger promotion, while improving customer traffic trends, did not generate sufficient incremental sales to overcome the lower margins from reduced selling prices. We are optimistic for better top-line trends given the less difficult sales comparisons in the second and third quarters. Nonetheless, we remain cautious on overall profitability at our Burger King restaurants. While we would expect to see some margin improvement as the discounting subsides, significantly higher beef prices are likely to continue to pressure profitability near-term.”

First Quarter 2010 Results

Total revenues decreased 3.1% to $195.1 million from $201.3 million during the first quarter of 2010 compared to the first quarter of 2009, while revenues from the Company’s Hispanic Brands increased 0.6% to $107.5 million from $106.9 million.

Pollo Tropical revenues increased 3.1% to $45.5 million during the first quarter of 2010 compared to $44.1 million in the first quarter of 2009 mostly due to a 3.7% increase in Pollo Tropical comparable restaurant sales.

Taco Cabana revenues decreased 1.1% to $62.0 million during the first quarter of 2010 compared to $62.7 million in the first quarter of 2009. Taco Cabana comparable restaurant sales decreased 2.0%.

Burger King revenues decreased 7.3% to $87.6 million during the first quarter of 2010 compared to $94.5 million in the first quarter of 2009. Burger King comparable restaurant sales decreased 6.4%. The Company has closed five Burger King restaurants, excluding relocated restaurants, since the beginning of the first quarter of 2009.

General and administrative expenses were $12.5 million in the first quarter of 2010 compared to $13.2 million in the first quarter of 2009, and as a percentage of total revenues, decreased to 6.4% from 6.6%.

Income from operations decreased to $8.5 million in the first quarter of 2010 from $13.2 million in the first quarter of 2009, and as a percentage of total revenues, declined from 6.6% to 4.4%.

Interest expense decreased to $4.7 million in the first quarter of 2010 compared to $5.2 million in the first quarter of 2009 due to debt reductions and lower interest rates on our LIBOR based borrowings.

Net income for the first quarter of 2010 was $2.3 million, or $0.11 per diluted share, compared to net income for the first quarter of 2009 of $5.0 million, or $0.23 per diluted share.

2010 Outlook

As previously disclosed, the Company is not providing specific earnings per share guidance for 2010. While the Company is encouraged by the continuing improvement in sales trends for its Hispanic Brands, uncertainty regarding the impact of Burger King’s marketing strategy makes forecasting sales and earnings difficult in the current environment.

With regard to the 2010 commentary provided in its last press release, the Company is providing the following updates:

•	Commodity costs for Burger King are now expected to increase 4% to 5% given the Company’s outlook regarding beef costs for its Burger Kings;

•	The Company anticipates the opening of four to five new Hispanic Brand restaurants;

•	General and administrative expense is now expected to be flat compared to 2009; and

•	The amount of debt reduction will vary based on earnings and capital spending, but is currently estimated to be $5 million to $15 million.

Vituli concluded, “Restoring Burger King’s proprietary brand positioning, built on premium, flame-grilled sandwiches, seems to be more of a priority in Burger King Corporation’s marketing, and will hopefully provide more balance to the brand’s barbell strategy as we move forward. With regards to improvements in consumer spending trends, we remain cautious. In 2010 we are continuing to constrain capital expenditures with only modest new unit development, and intend to continue to reduce outstanding debt with our free cash flow. We would expect to accelerate expansion of our Hispanic Brands in 2011 as the economic recovery progresses, and are actively working to build the real estate pipeline for new restaurants. Our initiatives to elevate the positioning of Pollo Tropical and Taco Cabana are progressing and helping to improve sales trends for those operations.”

Conference Call Today

The Company will host a conference call to discuss the first quarter 2010 financial results today at 4:30 PM Eastern Time.

The conference call can be accessed live over the phone by dialing 877-941-4774 or for international callers by dialing 480-629-9760. A replay will be available one hour after the call and can be accessed by dialing 800-406-7325 or for international callers by dialing 303-590-3030; the passcode is 4288252. The replay will be available until Tuesday, May 18, 2010. The call will be webcast live from the Company’s website at www.carrols.com, under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 558 company-owned and operated restaurants in 17 states as of April 4, 2010, and 33 franchised restaurants in the United States, Puerto Rico, Ecuador, Honduras, Trinidad and the Bahamas. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. It is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)

	(unaudited)
	Three Months Ended March 31, (a)
	2010	2009
Revenues:
Restaurant sales	$194,667	$200,989
Franchise royalty revenues and fees	477	354

Total revenues	195,144	201,343
Costs and expenses:
Cost of sales	59,198	58,273
Restaurant wages and related expenses (b)	59,134	58,643
Restaurant rent expense	12,356	12,432
Other restaurant operating expenses	28,232	29,414
Advertising expense	6,846	8,011
General and administrative expenses (b)	12,497	13,218
Depreciation and amortization	8,122	7,870
Impairment and other lease charges	270	291

Total costs and expenses	186,655	188,152

Income from operations	8,489	13,191
Interest expense	4,743	5,151

Income before income taxes	3,746	8,040
Provision for income taxes	1,432	3,014

Net income (c)	$2,314	$5,026

Basic and diluted net income per share	$0.11	$0.23

Basic weighted average common shares outstanding	21,614	21,592
Diluted weighted average common shares outstanding	21,838	21,595

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The 2010 fiscal year is a 52 week fiscal period and the 2009 fiscal year was a 53 week fiscal period. For convenience, all references to the three months ended April 4, 2010 and March 29, 2009 are referred to as the three months ended March 31, 2010 and March 31, 2009, respectively, both of which included 13 weeks.

(b)	Restaurant wages and related expenses include stock-based compensation expense of $14 and $52 for the three months ended March 31, 2010 and 2009, respectively. General and administrative expenses include stock-based compensation expense of $379 and $295 for the three months ended March 31, 2010 and 2009, respectively.

(c)	The consolidated financial results for Carrols Corporation, the sole operating subsidiary of Carrols Restaurant Group, Inc., differ from the above by a slight difference in rent expense. Consolidated net income for Carrols Corporation for the three months ended March 31, 2010 and 2009 was $2,316 and $5,028, respectively.

Carrols Restaurant Group, Inc.

The following table sets forth certain unaudited supplemental financial and other restaurant data for the periods indicated (in thousands, except number of restaurants):

	(unaudited)
	Three Months Ended March 31,
	2010	2009
Segment revenues:
Burger King	$87,619	$94,491
Pollo Tropical	45,493	44,138
Taco Cabana	62,032	62,714

Total revenues	$195,144	$201,343

Change in comparable restaurant sales: (a)
Burger King	(6.4)%	5.1%
Pollo Tropical	3.7%	(3.0)%
Taco Cabana	(2.0)%	(1.6)%
Segment EBITDA: (b)
Burger King	$3,786	$7,028
Pollo Tropical	6,727	6,465
Taco Cabana	6,761	8,206
Average sales per restaurant: (c)
Burger King	$282	$300
Pollo Tropical	497	484
Taco Cabana	397	408
New restaurant openings:
Burger King	—	1
Pollo Tropical	—	—
Taco Cabana	—	1

Total new restaurant openings	—	2
Restaurant closings:
Burger King	(1)	—
Pollo Tropical	—	(1)
Taco Cabana	—	(2)

Net new restaurants	(1)	(1)

Number of company owned restaurants:
Burger King	311	316
Pollo Tropical	91	90
Taco Cabana	156	153

Total company owned restaurants	558	559

	At 3/31/10	At 12/31/09
Long-term debt (d)	$287,390	$283,092

(a)	The changes in comparable restaurant sales are calculated using only those company-owned and operated restaurants open since the beginning of the earliest period being compared and for the entirety of both periods being compared. Restaurants are included in comparable restaurant sales after they have been open for 12 months for Burger King restaurants and 18 months for Pollo Tropical and Taco Cabana restaurants.

(b)	Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, other loss (income) and gains or losses on extinguishment of debt. Segment EBITDA is used because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Segment EBITDA for Burger King restaurants includes general and administrative expenses related directly to the Burger King segment as well as the expenses associated with administrative support to all three of of the Company’s segments including executive management, information systems and certain accounting, legal and other administrative functions.

(c)	Average sales for company-owned or operated restaurants are derived by dividing restaurant sales for such year for the applicable segment by the average number of restaurants for the applicable segment for such year.

(d)	Long-term debt (including current portion) at April 4, 2010 included $165,000 of the Company’s 9% senior subordinated notes, $111,206 of outstanding borrowings under its senior credit facility, $10,013 of lease financing obligations and $1,171 of capital lease obligations. Long-term debt at January 3, 2010 (including current portion) included $165,000 of the Company’s 9% senior subordinated notes, $106,900 of outstanding borrowings under its senior credit facility, $9,999 of lease financing obligations and $1,193 of capital lease obligations.